UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

___________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 13, 2022

___________________

Cassava Sciences, Inc.

(Exact name of registrant as specified in its charter)

___________________

Delaware	000-29959	91-1911336
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6801 N Capital of Texas Highway, Building 1; Suite 300

Austin, Texas 78731

(Address of principal executive offices, including zip code)

(512) 501-2444

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	ThereWritten communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SAVA	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2022, Cassava Sciences, Inc. (the “Company”) announced the appointment of R. Christopher Cook, age 58, as Senior Vice President and General Counsel, effective on or before December 1, 2022. Mr. Cook expects to start his new role with the Company shortly.

Mr. Cook has over 25 years of experience working in health care, private practice and government. He joins Cassava Sciences from Alcon Inc., a publicly traded medical company, where he served as the Global Head of Litigation and Government Investigations since 2017. Prior to Alcon Inc., he was the Vice President and division General Counsel for Walmart Central America in San Jose, Costa Rica. Mr. Cook practiced law at Jones Day, a multinational law firm, for seventeen years, where he was a litigation partner in the firm's Washington, DC and Chicago offices. Before Jones Day, he served as an Assistant United States Attorney in Chicago. He holds a B.A. in English from Emory University and a Juris Doctor from Harvard Law School.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Cook and any of the Company’s directors or executive officers, and there is no arrangement or understanding between Mr. Cook and any other person pursuant to which he was appointed as an officer of the Company. Mr. Cook does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Pursuant to the terms of an employment agreement, executed on October 13, 2022 (the “Employment Agreement”), between the Company and Mr. Cook, the Company will pay Mr. Cook an annual base salary of $425,000 beginning on his first date of employment (the “Effective Date”). Mr. Cook is also eligible to earn a discretionary cash or equity bonus and is eligible to receive other benefits applicable generally to employees.

The Employment Agreement provides that on the Effective Date, the Company will grant Mr. Cook options to purchase 100,000 shares of Company common stock with a per share exercise price equal to the closing price per share of Company common stock on the Effective Date. The stock options vest monthly and equally over 48 months from the grant date, subject to Mr. Cook’s continued employment with the Company.

If Mr. Cook is terminated without cause or is subject to a “constructive dismissal” at any time following the date that is six (6) months following the Effective Date, he will be entitled to (i) continued payment of his base salary as then in effect for a period of three (3) months following the date of termination and (ii) he will be entitled to continued employment benefits through COBRA premiums paid by the Company, until the earlier of three (3) months after termination or the time that he obtains employment with another entity. If Mr. Cook is terminated without cause after a “Change in Control” (as defined in the Employment Agreement), he will be paid his regular base salary, and he will continue to receive employment benefits, for a period of twelve (12) months following his last date of employment provided he signs and does not revoke an employment separation and release agreement.

In addition, the Company has entered into an indemnification agreement with Mr. Cook on the form previously approved by the Company’s Board of Directors and entered into with the Company’s other officers.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

The Company’s Board of Directors has also authorized that Mr. Cook be added as a participant in the Company’s 2020 Cash Incentive Bonus Plan on the Effective Date.

Item 7.01. Regulation FD Disclosure.

A copy of the Company’s press release announcing the appointment of R. Christopher Cook as the Company’s Senior Vice President and General Counsel is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, executed on October 13, 2022, by and between Cassava Sciences, Inc. and R. Christopher Cook
99.1	Press Release issued by Cassava Sciences, Inc. on October 27, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CASSAVA SCIENCES, INC.
a Delaware corporation

Date: October 27, 2022
	By:	/s/ ERIC J. SCHOEN
Eric J. Schoen
Chief Financial Officer